Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Miller Industries, Inc. 2013 Non-Employee Director Stock Plan of our reports dated March 6, 2013, with respect to the consolidated financial statements and schedule of Miller Industries, Inc. and the effectiveness of internal control over financial reporting of Miller Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Joseph Decosimo and Company, PLLC

Atlanta, Georgia
May 28, 2013